Exhibit 99.2

MAXAR TECHNOLOGIES INC.

Unaudited Pro Forma Condensed Consolidated Financial Information

INTRODUCTION

On April 8, 2020, Maxar Technologies Inc. (“Maxar” or the “Company”) completed the previously announced sale by Maxar and Maxar Technologies Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Maxar (“Maxar Holdings” and, together with Maxar, the “Sellers”), of the MDA Business (as defined below) to Neptune Acquisition Inc., a corporation existing under the laws of the Province of British Columbia and an affiliate of Northern Private Capital Ltd..  The transaction included all of MDA’s Businesses, encompassing ground stations, radar satellite products, robotics, defense and satellite components (collectively, the “MDA Business”).  The unaudited pro forma condensed consolidated financial information presented herein is derived from the historical consolidated financial statements of the Company. Unless otherwise noted, for the purposes of this unaudited pro forma condensed consolidated financial information, all references to “$” or dollars shall mean United States Dollars.

The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements and related notes contained in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December  31, 2019, as well as other financial information filed with the Securities and Exchange Commission.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that might have been achieved had the transaction occurred as of an earlier date, and they are not necessarily indicative of future operating results or financial position. These pro forma amounts do not, therefore, project Maxar’s financial position or results of operations for any future date or period.

MAXAR TECHNOLOGIES INC.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

(In millions)

	Historical	Pro Forma			Pro Forma
	December 31, 2019	Adjustments		Notes	December 31, 2019
Revenues:
Product	$560	$			$560
Service	1,106				1,106
Total revenues	$1,666	$			$1,666
Costs and expenses:
Product costs, excluding depreciation and amortization	593				593
Service costs, excluding depreciation and amortization	382				382
Selling, general and administrative	325				325
Depreciation and amortization	376				376
Impairment losses	14				14
Satellite insurance recovery	(183)				(183)
Gain on sale of assets	(136)				(136)
Operating income	295				295
Interest expense, net	219		(30)	(a)	189
Other (income) expense, net	(1)				(1)
Income before taxes	77		30		107
Income tax expense	5				5
Equity in (income) from joint ventures, net of tax	(11)				(11)
Net income from continuing operations	$83		$30		$113

Basic income from continuing operations	$1.39				$1.89
Diluted income from continuing operations	$1.38				$1.87

Weighted-average shares outstanding:
Basic	59.6				59.6
Diluted	0.6				0.6
Weighted average number of common shares outstanding-diluted	60.2				60.2

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

MAXAR TECHNOLOGIES INC.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(In millions, except per share data)

	Historical	Pro Forma		Pro Forma
	December 31, 2019	Adjustments	Notes	December 31, 2019
Current assets:
Cash and cash equivalents	$59	$46	(b)	$105
Trade and other receivables, net	357			357
Inventory	20			20
Advances to suppliers	42			42
Prepaid and other current assets	32			32
Current assets held for sale	751	(751)	(c)	—
Total current assets	1,261	(705)		556
Non-current assets:
Orbital receivables	382			382
Property, plant, and equipment, net	758			758
Intangible assets, net	991			991
Non-current operating lease assets	176			176
Goodwill	1,455			1,455
Other non-current assets	134			134
Total assets	$5,157	$(705)		$4,452

Current liabilities:
Accounts payable	$153	$		$153
Accrued liabilities	130	25	(d)	155
Accrued compensation and benefits	93			93
Contract liabilities	271			271
Current portion of long-term debt	30	(20)	(e)	10
Current operating lease liabilities	40			40
Other current liabilities	49			49
Current liabilities held for sale	230	(230)	(c)	—
Total current liabilities	996	(225)		771
Non-current liabilities:
Pension and other postretirement benefits	197			197
Contract liabilities	4			4
Operating lease liabilities	173			173
Long-term debt	2,915	(660)	(e)	2,255
Other non-current liabilities	110			110
Total liabilities	4,395	(885)		3,510

Stockholders' equity:
Common stock	—			—
Additional paid-in capital	1,784			1,784
Accumulated deficit	(1,082)	180	(f)	(902)
Accumulated other comprehensive income	59			59
Total Maxar stockholders' equity	761	180		941
Noncontrolling interest	1
Total stockholders' equity	762	180		942
Total liabilities and stockholders’ deficit	$5,157	$(705)		$4,452

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

MAXAR TECHNOLOGIES INC.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(In millions)

1. BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated balance sheet is based on Maxar’s historical consolidated financial statements as adjusted to give effect to the sale of the MDA Business. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2019 has been adjusted to give effect to the sale of the MDA Business as if it had occurred on January 1, 2019 and the unaudited pro forma condensed consolidated balance sheet as of December 31, 2019 has been adjusted to give effect to the sale of the MDA Business as if it had occurred on December 31, 2019. The Company previously disclosed the MDA Business as discontinued operations for all periods presented within the Company’s Form 10-K for the year ended December 31, 2019.

2. PRO FORMA ADJUSTMENTS

(a)Represents the reduction of interest expense incurred had the Company used the cash proceeds from the sale of the MDA Business to make debt repayments on the senior secured first lien term B facility maturing in October 2024 (the “Term Loan B”) debt as of January 1, 2019. The Term Loan B debt bears interest, at the Company’s option, at either (i) U.S. dollar LIBOR plus 275 basis points per annum, or (ii) the adjusted base rate, plus a margin of 175 basis points per annum. For the purposes of this pro forma adjustment,  the Company has used the interest rate effective as of March 31, 2020. An eighth of a percentage point (0.125%) increase or decrease in the interest rate would result in a change in interest expense of approximately $1  million for the year ended December 31, 2019.

(b)Represents certain cash proceeds received in accordance with the closing of the sale of the MDA Business. The purchase price of $729 million ($1 billion Canadian dollars) was adjusted by $3 million pursuant to customary purchase price adjustments for working capital, cash and debt, resulting in cash proceeds of $726 million. Pursuant to that certain Restated Credit Agreement, dated as of October 5, 2017 (as amended, supplemented or otherwise modified, the “Credit Agreement”), governing the Company’s senior secured credit facilities and that certain Indenture, dated as of December 2, 2019 (as amended, supplemented or otherwise modified, the “2023 Notes Indenture”), governing the 9.750% Senior Secured Notes due 2023, net cash proceeds received by the Company, as defined in the Credit Agreement and the 2023 Notes Indenture,  are to be used to repay outstanding debt. Pursuant to such definitions, the net cash proceeds of the sale of the MDA Business are $680 million. The difference between this amount and the purchase price, as adjusted, of $726 million, relates to expenditures of $25 million to pay certain closing costs and $21 million held in reserves associated with the transaction.

(c)Represents the elimination of assets and liabilities held for sale attributable to the sale of the MDA Business.

(d)Represents an increase in accrued liabilities related to closing costs of $25 million incurred by the Company in connection with the sale of the MDA Business.

(e)Represents the use of cash proceeds received from the sale of the MDA Business to make debt repayments. For the purposes of this unaudited pro forma condensed consolidated financial information, the Company has assumed that $680 million of the cash proceeds received are used to pay down debt related to the Term Loan B. Under the terms of the 2023 Notes Indenture, the Company has up to 365 days to apply the proceeds in accordance with the “Asset Sales” covenant set forth therein, including but not limited, to repurchase, prepay or consummate an asset sale with respect to the Notes, in each case, in the amounts required by the terms of the 2023 Notes Indenture. The Company has assumed solely for purposes of this presentation that (i) the Company will make an asset sale offer to all holders of Notes at par plus accrued and unpaid interest in accordance with the indenture governing the Notes, (ii) such asset sale offer will not be accepted by any holders of Notes and (iii) no repurchases or prepayments with respect to any proceeds will otherwise be consummated with the proceeds of the sale of the MDA Business. However, there can be no assurance as to how the pay down from the proceeds of the sale of the MDA Business will be allocated between the Term Loan B Facility and the Notes as this depends on the Company’s liability management strategy and various factors beyond the Company’s control.

(f)Represents the impact to accumulated deficit for the estimated gain arising from the closing of the sale of the MDA Business.  The estimated gain due to the sale of the MDA Business has not been reflected in the unaudited pro forma condensed consolidated statement of operations as it is considered to be nonrecurring in nature.